CSW International, Inc.
                               Statement of Income
                    For the Quarter Ended September 30, 1996
                                   (Unaudited)
                                    ($000's)


Income:

            Sales                                      $    390,601
            Interest Income                                   5,634
            Other Income                                      1,564
                                                         -----------

Total Income                                                397,799


Expenses:

            Cost of Goods Sold                              273,440
            Other Expenses                                   54,392
            Depreciation and Amortization                    21,847
            Interest Expense                                 26,098
            General and Administrative Expenses                (219)
                                                         -----------

Total Expenses                                              375,558

Taxes                                                        10,654

Net Income                                             $     11,587
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